April 15, 2014

Dear Broker Dealer,

On behalf of the Board of Directors of Preferred Apartment Communities, Inc. (“PAC”), I want to let you know that PAC is soliciting proxies over the next several weeks from our common stockholders in connection with our 2014 Annual Meeting of Stockholders to be held on May 8, 2014.

At the Annual Meeting, PAC’s common stockholders are being asked to (1) elect directors to hold office until the 2015 annual meeting of stockholders, (2) ratify PWC as our auditors for 2014, and (3) approve an amendment to our Company Charter. Responding to requests from a number of broker dealers and advisors, the proposed Charter Amendment extends the redemption rights on our Series A Redeemable Preferred Stock to include years 1 and 2, thereby eliminating the initial two year holding period before which redemptions may be exercised. The PAC Board of Directors has approved the proposed Charter Amendment and recommended that our common stockholders also approve it.

The Charter Amendment requires a two-thirds (66.67%) approval of ALL shares of common stock.  The approval hurdle is high and we need your help for this proposal to succeed. Soliciting stockholders via email and phone calls is standard for public companies seeking common stockholder votes, especially on “non-discretionary” matters like the Charter Amendment. We have hired one of the largest firms, Georgeson Inc., to assist us in soliciting proxies from our stockholders.

My purpose for writing you is twofold: first, I want to keep you informed; and second, I would like you to encourage your advisors and their clients to VOTE and to vote “IN FAVOR” of all three proposals described above. Attached is a copy of our proxy statement and related materials for our May 8, 2014 annual meeting previously delivered to all of our common stockholders, together with a copy of our Annual Report containing our 2013 audited financial statements. The proposed Charter Amendment to extend redemption rights for our Series A preferred stockholders to include years 1 and 2 is located on page 34 (page 29 of the proxy statement) and a sample Proxy Card is located on page 42 of the attached PDF.

Should you have any questions about this vote or process, please let us know. Our Sales Team is well informed and prepared to respond to any questions your advisors and/or their clients may have. We are hopeful this Charter Amendment is approved in which event we believe its enhanced liquidity features will make this investment an even more useful financial planning tool.

Regards,
Leonard A. Silverstein
President and Chief Operating Officer